EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2001 relating to the financial statements and financial statement schedule, which appears in Wild Oats Markets, Inc.'s Annual Report on Form 10-K/A for the year ended December 30, 2000.

PricewaterhouseCoopers LLP

Denver, Colorado

October 26, 2001